RF Micro Devices, Inc. Option Exchange Program (Commenced July 11, 2005) Exhibit (a)(1)(xxii)

Disclaimer Please be aware that viewing this webcast is not a substitute for reading the written materials explaining the precise terms and timing of the Option Exchange Program, which were distributed to employees eligible to participate on July 11, 2005. Eligible Employees should read these written materials carefully because they contain important information about the Option Exchange Program, including certain risks associated with the Option Exchange Program. The written materials relating to the Option Exchange Program were also filed with the Securities and Exchange Commission (the SEC) as part of a tender offer statement. Copies of these written materials and other documents filed by RFMD with the SEC are available free of charge from the SEC's website at www.sec.gov. Capitalized terms used but not otherwise defined in this webcast have the meanings given them in the Offer to Exchange.

Webcast Agenda This webcast should answer many questions you may have about the Option Exchange Program, including the following: What is the Option Exchange Program? Why is the Option Exchange Program being offered? Are there any conditions to the Offer? Am I eligible to participate? If so, what information will I receive? How do I participate? What if I change my mind? What is the final deadline for participation? What happens after the Offer closes? What if I still have questions after viewing this webcast?

The Option Exchange Program The ratio of exchanged Eligible Options to New Options will be two-to-one. For each Eligible Option for two shares of common stock tendered, a New Option for one share of common stock will be granted. RFMD is offering Eligible Employees a one-time opportunity to exchange some or all of their eligible outstanding options for new options with an exercise price equal to the closing price of our common stock on the trading day immediately preceding the Grant Date.

Purpose of the Option Exchange Program Stock options are designed to motivate and reward employee efforts toward RFMD's growth and success: Align employee and shareholder interests Attract and retain talented employees Encourage long-term employment A significant number of options held by employees have exercise prices in excess of the current market price of RFMD's common stock and therefore no longer fulfill the long-term incentive and retention objectives. The Option Exchange Program is designed to: Restore the motivational value of stock options for our employees Realign our employees' incentives with our shareholders' interests

Certain Conditions The Option Exchange Program is subject to shareholder approval at the 2005 annual meeting, currently scheduled for August 2, 2005. If shareholders do not approve the Option Exchange Program, the Offer will be terminated and no Eligible Options will be exchanged. Note: The Board of Directors retains the authority, in its sole discretion, to terminate, modify, amend or postpone the Option Exchange Program at any time.

Eligibility All of our Eligible Employees worldwide who have Eligible Options may elect to participate, subject to local laws and other restrictions. Eligible Employees must be employed when the Offer closes. Our 5 most highly compensated officers, Board of Directors, consultants, and former and retired employees are not eligible to participate in the Option Exchange Program. Participation in this Offer does not confer upon you the right to remain an employee of RFMD. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of RFMD until the Grant Date or thereafter. If you voluntarily terminate your employment with us, or if we terminate your employment for any reason, after the Closing Date but before the Grant Date, you will lose all rights to receive any New Options and your surrendered Eligible Options will not be returned to you.

Option Exchange Program Details All vested or unvested options with an exercise price equal to or greater than $5.38 may be tendered in the exchange (the Eligible Options). The New Options will be granted on or as soon as practicable after the first business day after the Closing Date, which is currently expected to be August 5, 2005. Eligible Employees may choose which individual Eligible Option grants to exchange. You are not required, however, to exchange any of your Eligible Option grants.

Option Exchange Program Details (cont'd) Individual Eligible Option grants must be exchanged in full - no partial exchanges will be permitted. All New Options will be granted under our 2003 Stock Incentive Plan, and, except for the tax classification, exercise price, vesting schedule and the number of underlying shares of common stock, will have substantially the same terms as your current Eligible Options.

Examples If you had an Eligible Option grant to purchase 100 shares at an exercise price of $50.00 per share and had not exercised any part of the grant, you would be able to exchange this grant for a New Option that would be exercisable for 50 shares (100 divided by 2) at the new exercise price. If you had previously exercised the same Eligible Option grant to purchase 20 shares of common stock, then you would be able to exchange the remaining unexercised portion of the grant exercisable for 80 shares for a New Option that would be exercisable for 40 shares (80 divided by 2) at the new exercise price. However, in either instance, you would not be able to exchange only a portion of the outstanding Eligible Option grant.

Terms of the New Options Grant Date Expected to be on or as soon as practicable after the first business day after the Offer closes. The Offer is currently expected to close at 12:00 Midnight EDT on Friday, August 5, 2005. Exercise Price Equal to the closing price of RFMD's common stock as reported by the Nasdaq National Market on the trading day immediately preceding the Grant Date. Vesting will start over on the Grant Date The New Options will be completely unvested and will become exercisable over 2 years, with 25% vesting every 6 months. Vesting will cease upon termination of service for any reason. New Options granted to certain officers may continue to vest in the event of the officer's termination other than for cause.

Terms of the New Options (cont'd) Expiration Date and Term Each New Option will have a term equal to the remaining term of the Eligible Option it replaces. Each New Option will expire on the expiration date of the Eligible Option it replaces (generally 10 years after the original grant date). Termination of employment will result in an earlier expiration date, generally 90 days after the termination date. New Options granted to certain officers may remain outstanding and be exercisable for the remaining option term in the event of the officer's termination other than for cause. Type of Option All New Options will be non-qualified stock options granted under RFMD's 2003 Stock Incentive Plan. Non-qualified stock options do not receive the same favorable U.S. federal tax treatment as incentive stock options.

Terms Outside the United States Any differences in the terms of the Offer will be addressed in the Offer documents sent to every Eligible Employee at the commencement of the Offer (July 11, 2005). The tax and other consequences for participating non-U.S. Eligible Employees may differ from the U.S. federal income tax consequences. You should seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Tax Implications RFMD strongly advises you to consult your own tax or financial adviser as to the specific tax consequences of the New Options, including the application and effect of other federal, state, local and other laws. The statements below are not intended to cover all tax consequences that may apply to a particular Eligible Employee. U.S. Residents The exchange of Eligible Options for New Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes. The exercise of a non-qualified stock option results in ordinary income at the time of exercise, regardless of whether the underlying shares are sold at the time of exercise. Residents outside of the U.S. The tax consequences vary. A summary of certain tax consequences for non-U.S. residents is included in the Offer documents.

It is solely your own decision to participate, or not to participate, in the Option Exchange Program. Neither RFMD nor its Board of Directors makes any recommendations as to whether you should participate in the Offer. Neither RFMD nor its Board of Directors has authorized any person or entity to make such recommendation on behalf of RFMD. RFMD cannot help you make YOUR decision about whether to participate. You should understand the risks of participating in the Offer before making any decision.

Information for Your Decision Read all of the materials regarding the Option Exchange Program. Mailed to Eligible Employees' address of record. Available on-line at the RFMD intranet under Treasury (http://rfmdweb/treasury/) or the SEC website (http://www.sec.gov/). Review your option holdings in the Express Desktop software on the RFMD intranet under Treasury at http://rfmdweb/treasury/. If you do not have access to the intranet, you may either refer to your Eligible Option Information Sheet included with the Offer documents or contact Brenda Hatley, Stock Option Administrator, to obtain a current Optionee Statement. Refer to the employee communications sent by Bob Bruggeworth on April 26, June 14 and June 29, 2005.

The Offer to Exchange Packet The following information was mailed to Eligible Employees at their address of record on Monday, July 11, 2005: Letter of Transmittal from Bob Bruggeworth; The Offer to Exchange; Election Form; Individualized Eligible Option Information Sheet that lists the grant date, expiration date, tax classification, exercise price and number of shares subject to each outstanding Eligible Option grant; and Notice of Withdrawal. Only the Eligible Option Information Sheet includes information specific to the individual Eligible Employee. Additional forms and documents may be obtained from the RFMD intranet under Treasury at http://rfmdweb/treasury or from the SEC's website at www.sec.gov. If you believe that you are an Eligible Employee and do not receive your information packet by Friday, July 15, 2005, please contact Brenda Hatley, Stock Option Administrator.

Participating in the Offer The Eligible Option Information Sheet included with the Offer to Exchange packet mailed to each Eligible Employee lists the outstanding option grants that are eligible for exchange. If you do not wish to exchange a particular grant, strike through that grant on the Eligible Option Information Sheet. The Eligible Option Information Sheet must be attached to your properly completed Election Form for your election to be valid. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange. If you are married and reside in California, Arizona or another U.S. "Community Property" state, your spouse must sign the Spousal Consent for your Election Form or Notice of Withdrawal to be valid.

Eligible Option Information Sheet Example ELIGIBLE OPTION INFORMATION SHEET In connection with RFMD's Option Exchange Program, attached is your Eligible Option Information Sheet describing your Eligible Options that are subject to the Offer to Exchange. If you elect to participate in the Offer to Exchange, please attach this sheet to your Election Form. Please strike through any Eligible Option grants listed that you do not wish to exchange. Eligible Options Wafer Man 1001 7628 Thorndike Road Greensboro, NC 27409 Grant Date Expiration Date Grant Type Option Price Number of Eligible Options Outstanding 05/08/2000 05/08/2010 Incentive $50.00 750 07/27/2004 07/27/2014 Incentive $5.80 300

How to Participate in the Offer To elect to participate: Mark through any Eligible Option grants listed on your Eligible Option Information Sheet that you do not wish to exchange. Attach your Eligible Option Information Sheet to the Election Form. Complete, sign and return the Election Form to the RFMD Treasury Department by 12:00 Midnight EDT on Friday, August 5, 2005 By fax to (336) 931-7384 By hand delivery, interoffice mail, regular mail or overnight mail to the attention of Brenda Hatley, Stock Option Administrator, RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, NC, 27409-9421 Delivery by e-mail or other electronic means will NOT be accepted You are responsible for making sure your Election Form is received before the deadline.

Changing Your Election To change your election: Submit a new Election Form and Eligible Option Information Sheet to the RFMD Treasury Department by 12:00 Midnight EDT on Friday, August 5, 2005 By fax to (336) 931-7384 By hand delivery, interoffice mail, regular mail or overnight mail to the attention of Brenda Hatley, Stock Option Administrator, RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, NC, 27409-9421 Delivery by e-mail or other electronic means will NOT be accepted You are responsible for making sure your new Election Form is received before the deadline.

Withdrawing Your Previous Election To withdraw your previous election: Complete, sign and return your Notice of Withdrawal to the RFMD Treasury Department by 12:00 Midnight EDT on Friday, August 5, 2005 By fax to (336) 931-7384 By hand delivery, interoffice mail, regular mail or overnight mail to the attention of Brenda Hatley, Stock Option Administrator, RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, NC, 27409-9421 Delivery by e-mail or other electronic means will NOT be accepted You are responsible for making sure your Notice of Withdrawal is received before the deadline.

The deadline for electing to participate in or withdraw from the Offer is 12:00 Midnight Eastern Daylight Time on Friday, August 5, 2005 No action is required if you choose NOT to participate. The last form (Election Form or Notice of Withdrawal) received by the RFMD Treasury Department by 12:00 Midnight EDT on Friday, August 5, 2005 will be used.

After the Offer Closes All Eligible Options accepted in the exchange will be cancelled as of 12:00 Midnight EDT on August 5, 2005. The New Options are expected to be granted on or as soon as practicable after the first business day after the Offer closes (currently August 8, 2005). If you participate in the Offer, you will receive a Rights Letter that confirms the cancellation of your Eligible Options and indicates how many shares subject to New Options that you have been granted and at what exercise price. If you do not participate, you will receive confirmation of your election not to participate. New Option agreements will be distributed as soon as practicable after the Grant Date.

Communications The only official RFMD communications about the Option Exchange Program will originate from the Board of Directors, members of senior management or the Treasury Department. If you wish to review or obtain copies of communications regarding the Option Exchange Program, they are available on the SEC website at www.sec.gov or on the RFMD intranet under Treasury at http://rfmdweb/treasury/.

Important Dates Deadline for receipt of your Election Form or Notice of Withdrawal Date tendered Eligible Options are expected to be cancelled Expected New Option Grant Date Friday, August 5, 2005 12:00 Midnight EDT Friday, August 5, 2005 12:00 Midnight EDT Monday, August 8, 2005 (or as soon as practicable after the Closing Date)

Final Reminder Your Election Form or Notice Withdrawal must be RECEIVED by the RFMD Treasury Department by 12:00 Midnight Eastern Daylight Time on Friday, August 5, 2005 NO EXCEPTIONS No excuses for missing this deadline will be accepted, including any of the following: Forgot Out Sick Customer Meetings Traveling Vacation Leave of Absence If you make no election, your Eligible Options will remain unchanged and in effect through their original expiration date(s) at their original exercise price(s), subject to your continued employment with RFMD.

If you have additional questions Refer to the Offer documents mailed to all Eligible Employees at the commencement of the Offer (July 11, 2005). All forms and documents can also be obtained on the SEC website at www.sec.gov or on the RFMD intranet under Treasury at http://rfmdweb/treasury/. Contact the Option Exchange Coordinator if you still have questions: Email OEC@rfmd.com Phone extension 5750 ((336) 678-5750)